Exhibit 99.1

Environmental Power Corporation Announces Board Changes

    PORTSMOUTH, N.H.--(BUSINESS WIRE)--Aug. 6, 2003--Environmental Power Corporation (OTCBB: POWR), a leader in the renewable energy industry with proprietary technology to convert manure into electricity, announced the enlargement of its Board, the appointment of two new members and the resignation of Thomas M. Matthews. The new members of the Board of Directors are John R. Cooper, an independent director who served most recently as Principal Financial Officer of PG&E National Energy Group, and Kam Tejwani, who recently became President and Chief Executive Officer of Environmental Power. The appointment of Messrs. Tejwani and Cooper brings the total number of members of Environmental Power's Board of Directors to seven.

    Joseph E. Cresci, Chairman of Environmental Power, stated:

    "We have added two exceptional directors to our already powerful board. Kam Tejwani, who was recently appointed President and CEO of Environmental Power, will bring a unique blend of energy, experience and determination, coupled with his strategic vision for the future of the company."
    "John Cooper, who will be an independent director, has known Environmental Power for many years from his vantage point as Principal Financial Officer and one of the true builders of PG&E National Energy Group. John has unparalleled knowledge and experience in project finance and development. All major institutions with a role in power project finance know and respect John's talent and integrity. We are especially pleased that John has agreed to chair the Board's Audit Committee, given his substantial financial expertise."

    Cresci further noted that:

    "These two men will broaden and deepen the abilities of our Board to guide corporate decisions in our quest to build Environmental Power and its value to shareholders."

    Kam Tejwani has extensive professional experience in structuring and implementing investments and assisting operating companies in operational and strategic planning. He most recently served as President of Target Capital Corporation, a private equity firm. He also previously served as the Chairman and Chief Executive Officer of Air-Cure Technologies, Inc., a manufacturer and marketer of air pollution control systems. During his tenure at Air-Cure Technologies, Mr. Tejwani managed revenue growth, completed initial and secondary public offerings, completed the acquisition of numerous complimentary businesses and increased the company's domestic and international market share.
    John Cooper is President of Finance and Energy Advisory Services, LLC a consulting company specializing in strategic planning, financial structuring, acquisitions strategy and due diligence for energy and utility companies. He is also an independent director and Audit Committee Member of Criimi Mae, a NYSE-listed commercial mortgage investment company and an Advisory Director of Republic Financial Corporation, a private merchant bank. He formerly served as Senior Vice President, Treasurer and Principal Financial Officer of PG&E National Energy Group and was a founding member of the executive management team.

    ABOUT ENVIRONMENTAL POWER CORPORATION

    Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems. Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and estimates initial and expanded market potential to exceed $14 billion. For more information visit the company's web site at www.environmentalpower.com.

    CAUTIONARY STATEMENT

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties involving development stage companies, financing requirements and uncertainties, difficulties involved in developing and executing on a business plan, technological uncertainties, risks relating to managing and integrating acquired businesses, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with POWR's or Microgy's projects, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which POWR and Microgy operate and other factors, including those described in the Company's filings with the Securities and Exchange Commission, including the section ``Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results'' of POWR's Quarterly Report on Form 10-Q for the period ended March 31, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. POWR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Environmental Power Corporation
             Investor Contact:
             R. Jeffrey Macartney, 603-431-1780 ext. 16 jmacartney@environmentalpower.com or
             Media Contact:
             Brecca Loh, 603-431-1780 ext. 18
             brecca@environmentalpower.com